Exhibit 99.2

FOR IMMEDIATE RELEASE

Columbia Financial, Inc. to Acquire RSI Bank

FAIR LAWN, NJ and RAHWAY, NJ, December 1, 2021 - Columbia Bank MHC, Columbia Financial, Inc. (NASDAQ: CLBK) and Columbia Bank (collectively, “Columbia”), and RSI Bancorp, M.H.C., RSI Bancorp, Inc. and RSI Bank (collectively, “RSI”) announced today the signing of a definitive merger agreement.

Under the terms of the merger agreement, RSI Bancorp, M.H.C. and RSI Bancorp, Inc. will merge into Columbia Bank MHC, the mutual holding company parent of Columbia Bank, and Columbia Financial, Inc., the mid-tier stock holding company for Columbia Bank, respectively, and RSI Bank will merge into Columbia Bank, with Columbia Bank as the surviving entity. The current depositors of RSI Bank will become depositors of Columbia Bank and will have the same rights and privileges in Columbia Bank MHC as if their accounts had been established in Columbia Bank on the date established at RSI Bank. As part of the transaction, Columbia Financial, Inc. will issue additional shares of its common stock to Columbia Bank MHC in an amount equal to the fair value of RSI as determined by an independent appraiser. In connection with the transaction, RSI Bank is establishing and funding a new charitable foundation in the amount of $5.0 million prior to the effective date of the merger that will support the charitable organizations serving the communities currently served by RSI.

Columbia has offered full employment to all RSI employees with Columbia Bank upon consummation of the merger. In addition, Columbia will add one current member of RSI’s Board of Directors to Columbia Bank’s Board of Directors following completion of the merger.

RSI Bank has provided financial services in its local community for more than 170 years and operates from its main office and three branch offices in Middlesex County and Union County, New Jersey. As of September 30, 2021, RSI Bank had total assets of $620 million, loans of $363 million, deposits of $510 million and equity capital of $90 million.

Thomas J. Kemly, Columbia’s President and Chief Executive Officer, commented: “We are pleased with the opportunity to welcome RSI Bank and its employees and customers to Columbia Bank. Both institutions share the principles of caring for their employees, the communities they serve and providing high quality products and services to their customers. The transaction will strengthen our footprint in Middlesex and Union Counties. As two community-minded banks, we are proud to enhance our local impact and support new markets.”

David R. Taylor, President and Chief Executive Officer of RSI commented: “We are excited to partner with Columbia Bank, a leading New Jersey-based community bank. The merger will provide an opportunity for our customers to join a larger banking network, with expanded products and services, while employees will benefit from the opportunity to work for a rapidly growing community bank.”

The transaction, which has been approved by each company's Board of Directors, is subject to satisfaction of customary closing conditions, including receipt of various regulatory approvals, and is expected to close in the second quarter of 2022.

On a pro forma basis, the transaction is expected to be 2.6% accretive to Columbia’s 2023 net income, but 4.1% dilutive to 2023 earnings per share due to the additional shares issued to Columbia Bank MHC. The transaction is projected to be approximately 5.6% accretive to fully converted tangible book value.

Columbia was advised in this transaction by the investment banking firm of Boenning & Scattergood, Inc. and represented by the law firm of Kilpatrick Townsend & Stockton LLP. RSI was advised by FinPro Capital Advisors, Inc. and represented by the law firm of Luse Gorman, PC.

About Columbia Financial, Inc.

Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas. As of September 30, 2021, Columbia had total assets of $9.2 billion, loans of $6.0 billion, and operates 61 branches with $7.2 billion in deposits.

About RSI Bank

RSI Bank is a state-chartered savings bank that was incorporated in 1851. In 1999, RSI Bank reorganized into the mutual holding company form of organization and in connection therewith formed RSI Bancorp, M.H.C. and RSI Bancorp, Inc. and RSI Bank became a wholly-owned subsidiary of RSI Bancorp. RSI Bank’s main office and three branch offices are located in Middlesex County and Union County, New Jersey.

Forward-Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as "believes," "will," "would," "expects," "project," "may," "could," "developments," "strategic," "launching," "opportunities," "anticipates," "estimates," "intends," "plans," "targets", and similar expressions. These statements are based upon the current beliefs and expectations of Columbia’s management and are subject to significant risks and uncertainties.

Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. The following factors, among others, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements: (i) the businesses of Columbia and RSI may not be combined successfully, or such combination may take longer than expected; (ii) the cost savings from the merger may not be fully realized or may take longer than expected to be realized; (iii) operating costs, customer loss and business disruption following the merger may be greater than expected; (iv) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger or otherwise; (v) the interest rate environment may further compress margins and adversely affect net interest income; (vi) the risks associated with continued diversification of assets and adverse changes to credit quality; (vii) changes in legislation, regulations and policies; and (viii) the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Columbia’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Columbia and RSI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, Columbia and RSI do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

Columbia Financial, Inc. Contact Information:

Columbia Financial, Inc.

Investor Relations Department

(833) 550-0717

RSI Bank Contact Information:

David R. Taylor

President and CEO

732.587.1500